Exhibit 10.24

CELADON GROUP, INC.
2006 OMNIBUS INCENTIVE PLAN

AWARD NOTICE

GRANTEE:	Stephen Russell
TYPE OF AWARD:
NUMBER OF SHARES:
DATE OF GRANT:

    1.     Grant of Restricted Stock. This Award Notice serves to notify you that Celadon Group, Inc., a Delaware corporation (the “Company”), hereby grants to you, under the Company’s 2006 Omnibus Incentive Plan (the “Plan”), a Restricted Stock Award (the “Award”), on the terms and conditions set forth in this Award Notice and the Plan, of the number of shares set forth above (“Restricted Shares”) of the Company’s common stock, par value $0.033 per share (the “Common Stock”), set forth above. The Plan is incorporated herein by reference and made a part of this Award Notice. A copy of the Plan is available from the Company’s Chief Financial Officer upon request. You should review the terms of this Award Notice and the Plan carefully. The capitalized terms used in this Award Notice and not otherwise defined herein are defined in the Plan.

    2.     Restrictions and Vesting. Subject to the terms and conditions set forth in this Award Notice and the Plan, provided you are still in the employment or service of the Company or any Subsidiary at that time, one or more portions of the Restricted Shares shall vest, and the restrictions thereon shall lapse, as of the dates specified in the table below (the “Performance Period”) if (and only if) the Company achieves at least the Adjusted Earnings Per Share (as defined below) indicated on the table below for the performance period applicable to each such Performance Period. Any fractional share resulting from proration shall vest on the last Vesting Date. To the extent the Company achieves Adjusted Earnings Per Share equal to or greater than the target for any subsequent Vesting Date, then all shares eligible for vesting at such higher target level shall immediately vest; provided, however, with the exception of a Permitted Tax Sale (as hereinafter defined) any Restricted Shares that vest prior to the applicable regularly scheduled Vesting Date set forth below must be held by you (you cannot sell, transfer, or otherwise dispose such Restricted Shares) until after such regularly scheduled Vesting Date. A “Permitted Tax Sale” shall mean a sale of that number of Restricted Shares sufficient to pay taxes on the Restricted Shares that vested at an assumed 45% tax rate. Any Restricted Shares that do not vest as of a particular Vesting Date nevertheless shall be eligible for vesting, and shall vest, if the Company achieves the applicable Adjusted Earnings Per Share target for a subsequent Vesting Date.

Adjusted EPS Performance Target	Vesting Date and Performance Period	Percentage of Shares Subject to Vesting and Release from Restrictions for the Performance Period Ended on the Vesting Date

    For purposes of this Award Notice, “Adjusted Earnings Per Share” means the Company’s consolidated diluted earnings per share for the just completed fiscal year as set forth in the final audit for the Company’s consolidated group and adjusted up or down by the amount compensation expense is increased or decreased in such audit by changes in the Common Stock price reported by NASDAQ and the effect of any accelerated vesting of restricted stock awards.

    3.     Determination of Vesting. Between the end of fiscal___ and ___ and the Vesting Date, the Company’s Compensation Committee (the “Committee”) shall review the Company’s financial statements to determine the Adjusted Earnings Per Share. Based upon that review and determination, the Committee shall then instruct the Company as to whether any of the Restricted Shares shall vest and be released from the restrictions thereon.

    4.     Adjustment for Certain Events. The Adjusted Earnings Per Share and number of Restricted Shares will be adjusted ratably in accordance with Section 6.2 of the Plan.

    5.     Effect of Death or Other Termination of Employment. Anything to the contrary notwithstanding, if you are an employee for any portion of a fiscal year, and you die or become Disabled (as hereinafter defined) (an "Extraordinary Event") prior to the vesting date for such fiscal year, you (or if deceased or incapacitated your estate or representative or guardian) shall receive (i) all shares of restricted stock that have vested prior to the Extraordinary Event but have not yet been delivered; (ii) all shares of restricted stock that have not vested prior to the Extraordinary Event, but for which the related Performance Period has ended and the Committee subsequently determines the Adjusted Earnings Per Share target for such Performance Period is met; (iii) all shares of restricted stock that are eligible for regularly scheduled vesting for the Performance Period in which the Extraordinary Event takes place; and (iv) to the extent accelerated as a result of performance for the Performance Period in which year of Extraordinary Event takes place, all shares that became accelerated. “Disabled” shall mean the Committee’s good faith determination that you are unable to perform your assigned duties due to physical or mental illness or disease for 120 substantially consecutive days, or 180 days in any twelve month period. The shares under items (i) and (iii) shall be delivered promptly following the Extraordinary Event and the shares under items (ii) and (iv) shall be delivered promptly following determination that such acceleration was earned. Any shares received as a result of an Extraordinary Event shall be immediately transferable.

    6.     Effect of Change In Control.

        (a)     In General. Upon the occurrence of a Change In Control (as defined below), any unvested portion of the Restricted Shares shall immediately vest as of the date of the occurrence of such event.

        (b)    “Change In Control” Defined. The term “Change In Control” means a change in control of the Company of a nature that would be required to be reported in response to Item 5.01 of a Current Report on Form 8-K, as in effect on December 31, 2004, pursuant to Section 13 or 15(d) of the Exchange Act; provided that, without limitation, a Change In Control shall be deemed to have occurred at such time as:

    (i)     Any “person” within the meaning of Section 14(d)(2) of the Exchange Act and Section 13(d)(3) of the Exchange Act, other than a Permitted Holder becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote in the election of directors; provided, however, that the following will not constitute a Change In Control: any acquisition by any corporation if, immediately following such acquisition, more than seventy-five percent (75%) of the outstanding securities of the acquiring corporation (or the parent thereof) ordinarily having the right to vote in the election of directors is beneficially owned by all or substantially all of those persons who, immediately prior to such acquisition, were the beneficial owners of the outstanding securities of the Company ordinarily having the right to vote in the election of directors;

    (ii)     Individuals who constitute the Board on January 12, 2006, (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof, provided that any person becoming a director after January 12, 2006, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-fourths (3/4) of the directors comprising the Incumbent Board, either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened “election contest” relating to the election of directors of the Company, as such terms are used in Rule 14a-11 under the Exchange Act as in effect on January 23, 2000, or “tender offer,” as such term is used in Section 14(d) of the Exchange Act), shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board;

    (iii)     Upon the consummation by the Company of a reorganization, merger, or consolidation, other than one with respect to which all or substantially all of those persons who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of outstanding securities of the Company ordinarily having the right to vote in the election of directors own, immediately after such transaction, more than seventy-five percent (75%) of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors; or

    (iv)     Upon the approval by the Company’s stockholders of a complete liquidation and dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company other than to a Subsidiary.

        (c)     “Permitted Holder” Defined. The term “Permitted Holder” means: (i) the Company or a Subsidiary or (ii) any employee benefit plan sponsored by the Company or any Subsidiary.

    7.     Book-Entry Registration. The Restricted Shares initially will be evidenced by book-entry registration only, without the issuance of a certificate representing the Restricted Shares.

    8.     Issuance of Shares. Subject to Sections 9 and 13 of this Award Notice, upon the vesting of any Restricted Shares pursuant to this Award Notice, the Company shall issue a certificate representing such vested Restricted Shares as promptly as practicable following the date of vesting. The Restricted Shares may be issued during your lifetime only to you, or after your death to your designated beneficiary, or, in the absence of such beneficiary, to your duly qualified personal representative.

    9.     Withholding. You shall pay to the Company, or make other arrangements satisfactory to the Company regarding the payment of, any federal, state, or local taxes of any kind required by applicable law to be withheld with respect to the Restricted Shares awarded under this Award Notice. Your right to receive the Restricted Shares under this Award Notice is subject to, and conditioned on, your payment of such withholding amounts.

    10.     Nonassignability. The Restricted Shares and the right to vote such shares and to receive dividends thereon, may not, except as otherwise provided in the Plan, be sold, assigned, transferred, pledged, or encumbered in any way prior to the vesting of such shares, whether by operation of law or otherwise, except by will or the laws of descent and distribution. After vesting, the sale or other transfer of the shares of Common Stock shall be subject to applicable laws, regulations, and stock exchange or quotation system rules.

    11.     Rights as a Stockholder; Limitation on Rights. Unless the Award is cancelled as provided in Section 5 or 6 of this Award Notice, prior to the vesting of the Restricted Shares, you will have all of the other rights of a stockholder with respect to the Restricted Shares so awarded, including, but not limited to, the right to receive such cash dividends, if any, as may be declared on such shares from time to time and the right to vote (in person or by proxy) such shares at any meeting of stockholders of the Company. Neither the Plan, the granting of the Award, nor this Award Notice gives you any right to remain in the employment or service of the Company or any Subsidiary.

    12.    Rights of the Company and Subsidiaries. This Award Notice does not affect the right of the Company or any Subsidiary to take any corporate action whatsoever, including without limitation its right to recapitalize, reorganize, or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, shares of Common Stock or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.

    13.     Restrictions on Issuance of Shares. If at any time the Company determines that the listing, registration, or qualification of the Restricted Shares upon any securities exchange or quotation system, or under any state or federal law, or the approval of any governmental agency, is necessary or advisable as a condition to the issuance of a certificate representing any vested Restricted Shares, such issuance may not be made in whole or in part unless and until such listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

    14.     Plan Controls. This Award is subject to all of the provisions of the Plan, which is hereby incorporated by reference, and is further subject to all the interpretations, amendments, rules, and regulations that may from time to time be promulgated and adopted by the Committee pursuant to the Plan. In the event of any conflict among the provisions of the Plan and this Award Notice, the provisions of the Plan will be controlling and determinative.

    15.     Amendment. Except as otherwise provided by the Plan, the Company may only alter, amend, or terminate this Award with your consent.

    16.     Governing Law. This Award Notice shall be governed by and construed in accordance with the laws of the State of Delaware, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

    17.     Notices. All notices and other communications to the Company required or permitted under this Award Notice shall be written, and shall be either delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt requested, or by telex or telecopier, addressed to the Company’s office at 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana 46235, Attn: Chief Financial Officer. Each such notice and other communication delivered personally shall be deemed to have been given when delivered. Each such notice and other communication delivered by mail shall be deemed to have been given when it is deposited in the United States mail in the manner specified herein, and each such notice and other communication delivered by telex or telecopier shall be deemed to have been given when it is so transmitted and the appropriate answer back is received.

ACKNOWLEDGEMENT

The undersigned acknowledges receipt of, and understands and agrees to be bound by, this Award Notice and the Plan. The undersigned further acknowledges that this Award Notice and the Plan set forth the entire understanding between him or her and the Company regarding the Restricted Stock granted by this Award Notice and that this Award Notice and the Plan supersede all prior oral and written agreements on that subject.

Dated: _______________, 20___

Grantee:

Celadon Group, Inc.

By:
Name:
Title:

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